UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2011

NEXTWAVE WIRELESS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33226	20-5361360
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

12264 El Camino Real, Suite 305 San Diego, CA 92130
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (619) 573-1578

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01   Regulation FD Disclosure.

NextWave Wireless Inc. (the “Company”) is filing this Current Report on Form 8-K to disclose to investors that it is holding discussions with the holders of its secured notes relating to a maturity extension and related amendments to its notes agreements.   At January 1, 2011, the Company and its wholly owned subsidiary NextWave Wireless LLC had $890.4 million in aggregate principal amount of secured indebtedness outstanding, including $124.5 million in Senior Notes due July 17, 2011, $166.8 million in Second Lien Notes due November 30, 2011 and $599.1 million in Third Lien Notes due December 31, 2011.  The outstanding principal balances of the Senior Notes, Second Lien Notes and Third Lien Notes bear payment-in-kind interest at rates of 15.0%, 15.0% and 12.0% (increasing 1% per annum on each of March 30, 2011, June 30, 2011 and September 30, 2011 to a maximum of 16%), respectively, which will increase the principal amount of this debt upon retirement. The Company’s current cash reserves will not be sufficient to meet these payment obligations at maturity.  The Company also anticipates that it will be unable to consummate sales of its wireless spectrum assets yielding sufficient proceeds to retire this indebtedness at the current maturity dates.

The Company believes that the maturity extension will enhance its ability to pay the secured notes plus accrued interest in full.  A maturity extension of the Company’s secured notes will require the consent of each affected holder of notes and the Company recently requested a two-year extension of each series of notes.  Such extension may be costly to obtain, and, if successful, may result in a greater aggregate amount of indebtedness due at maturity resulting from the accrual of payment-in-kind interest for the extended term. The Company recently offered holders a 0.50% amendment fee payable in additional notes. While not currently proposed by the Company, such extension could also involve the issuance of equity securities that could cause significant dilution to existing stockholders. At this time, there can be no assurance as to the amendment terms that will be acceptable to the holders of the Company’s notes. If the Company is unable to obtain a maturity extension, it does not believe it will be able to pay its secured notes indebtedness at the current maturity dates and the holders of the notes could proceed against the assets pledged to secure these obligations, which include the Company’s spectrum assets and the capital stock of its material subsidiaries.  A failure to obtain a maturity extension could cause the Company to seek relief through a filing in the United States Bankruptcy Court.

If a maturity extension is obtained, the Company expects that it will be required to successfully monetize its wireless spectrum assets for net proceeds substantially in excess of its cost basis in order to retire its debt.  The aggregate amount of this debt will be increased due to accrued payment-in-kind interest for the extended term to maturity.  There is no guarantee that the Company will be able to find third parties interested in purchasing its wireless spectrum assets at prices sufficient to retire this debt prior to maturity, even if extended.  The sale price of the Company’s wireless spectrum assets will be impacted by many factors beyond its control, including, among other things, the application of FCC technical rules, the timing of spectrum license build-out requirements, worldwide economic conditions, the availability of capital and the availability of alternative wireless spectrum in the United States.  If the Company is unable to consummate sales of its wireless spectrum assets for net proceeds that are sufficient to retire its indebtedness at maturity, the value of the Company’s equity securities will be significantly impaired or eliminated.

This Current Report on Form 8-K contains “forward-looking statements” for purposes of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. There can be no assurances that forward-looking statements will be achieved, and actual events or results could differ materially from the events or results predicted by such statements. Important factors that could cause actual events or results to differ materially are discussed in greater detail in the filings of the Company with the Securities and Exchange Commission. All such documents are available through the SEC’s website at www.sec.gov.  The Company makes no commitment to update any forward-looking statements in order to reflect subsequent changes in events or circumstances except as may be required pursuant to applicable law.

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, NextWave Wireless Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 16, 2011
NEXTWAVE WIRELESS INC.

By:	/s/ Francis J. Harding
Name: Francis J. Harding Title: Executive Vice President and Chief Financial Officer

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